INDEPENDENT AUDITOR'S CONSENT

We do hereby consent to the use of our report dated August 8, 2000 on the financial statements of Global Foods Online, Inc.
included in and made part of the registration statement of Global Foods Online, Inc. dated June 25, 2001.

June 25, 2001

/s/ James E. Scheifley & Associates, P.C.
     Certified Public Accountant